CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

RENAISSANCE U.S. HOLDINGS, INC.

Filed Pursuant to Section 242 of the Delaware General Corporation Law

THE UNDERSIGNED, being a duly appointed and authorized officer of Renaissance U.S. Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies on behalf of the Corporation and not in his individual capacity, for the purpose of amending the Corporation’s Certificate of Incorporation (the “Certificate”), as follows:

FIRST, that the Certificate was filed with the Secretary of State of the State of Delaware on December 12, 1997.

SECOND, that the amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD, that in accordance with Sections 242 and 103 of the DGCL, the Corporation’s Certificate shall be amended by deleting the following in its entirety:

“FIRST: The name of the corporation (the “Corporation”) is Renaissance U.S. Holdings, Inc.” and inserting in lieu thereof the following:

FIRST: The name of the corporation (the “Corporation”) is Glencoe U.S. Holdings Inc.

Under penalties of perjury, this July 19, 2003, the undersigned certifies that he is an authorized officer of the Corporation, that the above stated facts are true and that the filing of this Certificate of Amendment constitutes the valid act of the Corporation.

Renaissance U.S. Holdings, Inc.
By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	Vice President